Exhibit 99.2
E v e r c o r e  G r o u p  L. L. C.
July 16, 2010
The Board of Directors
CenturyLink, Inc.
100 CenturyTel Drive
Monroe, LA 71203
     We hereby consent to the inclusion of our opinion letter, dated April 21, 2010, to the Board of Directors of CenturyTel, Inc. (now known as CenturyLink, Inc.) as Annex C to, and reference thereto under the captions “Summary — Opinions of CenturyLink’s Financial Advisors,” “The Issuance of CenturyLink Shares And The Merger — Background of the Merger,” “The Issuance of CenturyLink Shares And The Merger — CenturyLink’s Reasons for the Merger; Recommendation of the Stock Issuance by the CenturyLink Board of Directors,” and “The Issuance of CenturyLink Shares And The Merger — Opinions of CenturyLink’s Financial Advisors” in, the joint proxy statement-prospectus relating to the proposed merger of a wholly owned subsidiary of CenturyLink, Inc. with and into Qwest Communications International Inc., which forms a part of Amendment No1 to the Registration Statement on Form S-4 of CenturyLink, Inc.
     By giving such consent, we do not admit and hereby disclaim that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ EVERCORE GROUP L.L.C.
EVERCORE GROUP L.L.C.